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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  ------------

                                     FORM 15
                                    ---------

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15 (d) of the Securities Exchange Act
                                    of 1934.

                         Commission File Number: 1-5400

                               Farah Incorporated
             (Exact name of registrant as specified in its charter)

                       4171 N. Mesa Building D, Suite 500
                            El Paso, Texas 79902-1433
                                 (915) 496-7000

          (Address,including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Common Stock, no par value
            8.5% Convertible Subordinated Debentures, Due February 1,
               2004 (Title of each class of securities covered by
                                   this Form)

                                      None
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   [X]            Rule 12h-3(b)(1)(ii)   [ ]
         Rule 12g-4(a)(1)(ii)  [ ]            Rule 12h-3(b)(2)(i)    [ ]
         Rule 12g-4(a)(2)(i)   [ ]            Rule 12h-3(b)(2)(ii)   [ ]
         Rule 12g-4(a)(2)(ii)  [ ]            Rule 15d-6             [ ]
         Rule 12h-3(b)(1)(i)   [X]

         Approximate number of holders of record as of the certification or notice date:
         Common Stock, $0.00 par value                                        1
         8.5% Convertible Subordinated Debentures, Due February 1, 2004      23

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended Farah Incorporated has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:     June 10, 1998                        By: /s/ Russell G. Gibson
                                               -----------------------------
                                               Name:   Russell G. Gibson
                                               Title:  Senior Vice President